Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $0.01 per share, of Dais Analytic Corporation beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: December 28, 2010

/s/ TIMOTHY N.TANGREDI
Name: Timothy N. Tangredi

/s/ PATRICIA K. TANGREDI
Name: Patricia K. Tangredi